EXHIBIT A CUSTOMER INFORMATION SHEET
As of August 1, 2024

Please provide the Bank with the following information:

Name: Manager Directed Portfolios

Tax identification number: see below
(for multiple tax identification numbers, please use the bottom half of this page)

Principal place of business: U.S. Bank Global Fund Services, 615 East Michigan Street,
Milwaukee, WI 53202

State and nation of incorporation or organization: Delaware, USA

Address (or the address of your registered agent) within
state of incorporation or organization The Corporation Trust Company, Corporation Trust Center,
1209 Orange Street, Wilmington, DE 19801

If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):

Name	Tax ID
Hood River International Opportunity Fund	87-1437380
Hood River Small-Cap Growth Fund	57-1138125
Hood River New Opportunities Fund	99-2592774

Manager Directed Portfolios
By: /s/ Amber C. Kopp
Name: Amber C. Kopp
Title: Secretary
Date: August 1, 2024